Exhibit 10.41

                             STOP LOSS REINSURANCE
                                    AGREEMENT

                       Effective as of September 30, 2001,

                                     between

                     ALLMERICA FINANCIAL LIFE INSURANCE AND
                                 ANNUITY COMPANY
                                       of
                                Dover, Delaware,

                referred to in this Agreement as "Allmerica," and

                      LINCOLN NATIONAL REASSURANCE COMPANY
                                       of
                              Fort Wayne, Indiana,

                   referred to in this Agreement as "Lincoln."


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                                TABLE OF CONTENTS


Reinsurance Coverage                                1
Exclusions                                          1
Reinsurance Premiums                                1
Reports                                             2
Reimbursement of Losses                             2
Acknowledgments                                     2
Experience Refund                                   3
Covenants                                           3
Audit                                               4
Insolvency                                          4
Offset                                              5
Errors                                              5
Arbitration                                         5
Deferred Acquisition Cost Tax Election              6
Entire Agreement                                    6
Parties to the Agreement                            6
Effective Date                                      7
Definitions                                         7
Execution                                           8

         COVERAGE SCHEDULE                          9
         REPORT SCHEDULE                           11
         EXPERIENCE REFUND SCHEDULE                12
         ARBITRATION SCHEDULE                      13

Reinsurance Coverage
         Lincoln shall reimburse Allmerica for Reinsured Claims.
         (Capitalized words are defined in either the "Definitions" article or the Schedules.)

Exclusions
A. The following items shall be excluded from the calculation of Net Retained Claims:
                  (1) Claims for any benefit provided pursuant to the
                      Policies other than claims for Covered Benefits.
                  (2) Claims in excess of the Maximum Reimbursement
                      Amount per life.
                  (3) Claims resulting from Policies acquired by
                      Allmerica after the Effective Date through merger, consolidation, purchase, assumption reinsurance or otherwise, unless Lincoln expressly agrees by means of an amendment to this Agreement that such Policies shall be reinsured.
                  (4) Any loss adjustment or unusual expenses
                      incurred by Allmerica in connection with the Policies.
                  (5) Any punitive, exemplary, consequential or other
                      extracontractual damages incurred by Allmerica in connection with the Policies.
B. Notwithstanding any other provision, coverage of excess of loss reinsurance underwritten by Allmerica that covers any other excess of loss reinsurance ("XL on XL Reinsurance") is excluded from this Agreement. Losses and/or liabilities arising out of any XL on XL Reinsurance are specifically excluded from the coverage of this Agreement. The terms of this exclusion controls and supersedes any provisions of the Agreement which may be in conflict with this exclusion.

Reinsurance Premiums
         As a condition precedent to Lincoln's obligation under this Agreement, Allmerica shall pay Lincoln a reinsurance premium of one million dollars ($1,000,000) each calendar quarter within thirty (30) days following the end of each calendar quarter.


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


Reports
A. Allmerica shall notify Lincoln whenever it appears likely that Allmerica's aggregate claims under the Policies during the Coverage Period and Renewability will exceed the Attachment Point.
B. Within thirty (30) days following the end of each calendar quarter, Allmerica shall submit a report to Lincoln in substantial conformity with the Report Schedule.
C. If the report indicates that there are any incurred but unreported claims, claims in the course of settlement or resisted claims still to be settled, Allmerica shall submit updated reports within twenty (20) days of the end of each calendar quarter thereafter until all such items have been finally settled.

Reimbursement of Losses
A. Lincoln shall accept Allmerica's good faith settlement of claims under the Policies. However, when requested, Allmerica shall provide Lincoln with copies of any documentation within Allmerica's possession with respect to specific claims under the Policies or with respect to items used to compute Net Retained Claims or the Attachment Point.
B. If a report submitted by Allmerica indicates an amount due from Lincoln pursuant to this Agreement, Lincoln shall pay the amount due within thirty (30) days after receiving the report, except that if Lincoln reasonably concludes that it needs to audit the validity of a claim made hereunder, the date on which a claim payment is due from Lincoln shall be extended until after the completion of Lincoln's audit.

Acknowledgments
A. Allmerica acknowledges having provided Lincoln with certain information used by Lincoln in making its underwriting decision to provide reinsurance for the Coverage Period and Renewability.
B. Allmerica affirms that all assumptions made in this underwriting material were based upon informed judgment and are consistent with sound actuarial principles. Further, Allmerica affirms that all facts contained in the underwriting material were correct, complete and accurate as of the date of the underwriting material.


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

C. Allmerica affirms that all assumptions made in preparing its Annual Statement were based upon informed judgment and are consistent with sound actuarial principles.
D. Allmerica affirms that there has been no Material Change in Allmerica's financial condition and the expected experience of the Policies between the dates of the underwriting material and Annual Statement and the beginning of the Coverage Period and Renewability.
E. Allmerica acknowledges that Lincoln has relied on the underwriting material and Annual Statement when offering to provide reinsurance for the Coverage Period and Renewability.

Experience Refund
         Lincoln shall pay Allmerica an Experience Refund if earned in accordance with the Experience Refund Schedule.

Covenants
A. Except as set forth in paragraph D below, during the Coverage Period and Renewability Allmerica shall not permit a Material Change to
         (1) its normal underwriting practices and procedures when issuing Policies;
         (2) its normal practices and procedures of investigating and administering claims; and
         (3) its method of determining any value used to compute Net Retained Claims when preparing its Annual Statement.
B. Except as set forth in paragraph D, Allmerica shall not permit a Material Change in any other reinsurance, proportional or nonproportional, which it maintains on the Policies as of the beginning of the Coverage Period and Renewability, including any Material Change to its limit of retention on the Policies.
C. Except as set forth in paragraph D, Allmerica shall not assign, sell, assumption reinsure or otherwise transfer any Policy if such transfer would effect a Material Change to Net Retained Claims.
D. Allmerica shall promptly notify Lincoln in writing of its intent to take any action which, if performed, would breach one or more of the covenants contained in this article. If Lincoln determines that such action would not adversely affect its economic interests under this Agreement, it shall


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

         consent to the action by Allmerica. If Lincoln becomes aware that any covenant contained in this article has been breached, it may notify Allmerica in writing that this Agreement is terminated from the beginning of the Coverage Period and Renewability.

Audit
         Lincoln may audit, at any reasonable time and at its own expense, all records and procedures relating to reinsurance under this Agreement. Allmerica shall cooperate in the audit, including providing at its own expense at the office of Lincoln any information requested by Lincoln in advance of the audit.

Insolvency
A. In the event of the insolvency of Allmerica and the appointment of a conservator, liquidator or statutory successor of Allmerica, reinsurance shall be payable to such conservator, liquidator or statutory successor on the basis of claims allowed against Allmerica by any court of competent jurisdiction or by the conservator, liquidator or statutory successor of Allmerica without diminution because of the insolvency of Allmerica or because such conservator, liquidator or statutory successor has failed to pay all or a portion of any claims.
B. In the event of the insolvency of Allmerica, the liquidator, receiver or other statutory successor of Allmerica agrees to give Lincoln written notice of the pendency of a claim on a Policy within a reasonable time after such claim is filed in the insolvency proceeding. During the pendency of such claim, Lincoln may investigate the claim and interpose in the proceeding where such claim is to be adjudicated in the name of Allmerica (its conservator, liquidator or statutory successor), but at its own expense, any defense or defenses which Lincoln may deem available to Allmerica or its conservator, liquidator or statutory successor.
C. A proportionate share of the expense thus incurred by Lincoln shall be charged, subject to court approval, against Allmerica as part of the expense of liquidation.


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

Offset
         Any debts or credits, matured or unmatured, liquidated or unliquidated, regardless of when they arose or where incurred, in favor of or against either Allmerica or Lincoln with respect to this Agreement or any other reinsurance agreement between the parties, shall be offset and only the balance allowed or paid. If either Allmerica or Lincoln is under formal delinquency proceedings, this right of offset shall be subject to the laws of the state exercising primary jurisdiction over such delinquency proceedings.

Errors
         Any Error made by either Allmerica or Lincoln in the administration of reinsurance under this Agreement shall be corrected by restoring both Allmerica and Lincoln to the positions they would have occupied had no such Error occurred.

Arbitration
A. If Allmerica and Lincoln cannot mutually resolve a dispute regarding the interpretation or operation of this Agreement, the dispute shall be decided through arbitration as set forth in the Arbitration Schedule. The arbitrators shall base their decision on the terms and conditions of this Agreement plus, as necessary, on the customs and practices of the insurance and reinsurance industry rather than solely on a strict interpretation of the applicable law. There shall be no appeal from their decision, except that either party may petition a court having jurisdiction over the parties and the subject matter to reduce the arbitrator's decision to judgment.
B. The parties intend this article to be enforceable in accordance with the Federal Arbitration Act (9 U.S.C.,
         Section 1) including any amendments to that Act which are subsequently adopted. In the event that either party refuses to submit to arbitration as required by paragraph A, the other party may request a United States Federal District Court to compel arbitration in accordance with the Federal
         Arbitration Act. Both parties consent to the jurisdiction of such court to enforce this article and to confirm and enforce the performance of any award of the arbitrators.


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

Deferred Acquisition Cost Tax Election
A. Lincoln and Allmerica each acknowledge that it is subject to taxation under Subchapter "L" of the Internal Revenue Code of 1986 (the "Code").
B. With respect to this Agreement, Lincoln and Allmerica agree to the following pursuant to Section 1.848-2(g)(8) of the Income Tax Regulations issued December 1992, whereby
                  (1) each party shall attach a schedule to its federal
                      income tax return which identifies this
                      Agreement for which the joint election under the Regulation has been made;
                  (2) the party with net positive consideration, as
                      defined in the Regulation promulgated under Code Section 848, for this Agreement for each taxable year, shall capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1);
                  (3) each party agrees to exchange information
                      pertaining to the amount of net consideration under this Agreement each year to ensure consistency; and
                  (4) this election shall be effective for the year that
                      this Agreement was entered into and for all subsequent years that this Agreement remains in effect.

Entire Agreement
A. This Agreement represents the entire agreement between Allmerica and Lincoln and supersedes any prior oral or written agreements between the parties regarding its subject matter.
B. No modification of this Agreement shall be effective unless set forth in a written amendment executed by both parties.
C. A waiver of a right created by this Agreement shall constitute a waiver only with respect to the particular circumstance for which it is given and not a waiver of any future circumstance.

Parties to the Agreement
         This is an Agreement for indemnity reinsurance solely between Allmerica and Lincoln. The acceptance of reinsurance under this Agreement shall not create any right or legal relation between Lincoln and any policyowner, insured or beneficiary under any Policy.


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

Effective Date
         The Effective Date of this Agreement is set forth in the Coverage Schedule.

Definitions
A. Annual Statement - the annual financial statement filed by Allmerica with the insurance regulatory body of its state, province or country of domicile computed in accordance with all applicable laws and regulations of such jurisdiction.
B. Error - any isolated, inadvertent deviation from the terms of this Agreement resulting from the act or omission of an employee of either Allmerica or Lincoln whose principal function is administrative in nature.
C. Material Change - a modification to a practice, procedure or condition which a prudent insurance executive would consider as likely to impact on experience under this Agreement.
D. Net Retained Claims - claims for Covered Benefits incurred by Allmerica during the Treaty Year and retained by it at its own risk without benefit of reinsurance other than that provided pursuant to this Agreement. "Net Retained
         Claims" shall be computed in the same manner as that used to prepare Allmerica's Annual Statement and the underwriting material. They shall equal
                  (1) paid claims incurred during the Treaty Year for
                      Covered Benefits under the Policies; less
                  (2) reinsurance proceeds deemed recoverable
                      pursuant to other reinsurance agreements; less
                  (3) amounts therein which exceed the Maximum
                      Reimbursement Amount per Life.
E. Reimbursement Percentage - the percentage specified in the Coverage Schedule used to compute the portion of Net Retained Claims in excess of the Attachment Point which are to be reimbursed by Lincoln.
F.       Reinsured Claims - the reimbursement percentage of Net
         Retained Claims incurred by Allmerica pursuant to the Policies during the Treaty Year which exceeds the Attachment Point, provided that Lincoln's reimbursement shall not exceed the Aggregate Maximum Reimbursement
         Amount.


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

Execution

     Allmerica  and  Lincoln,  by  their  respective  officers,   executed  this
     Agreement in duplicate on the dates shown below. As of the Effective Date, this Agreement consists of

     o this Stop Loss Reinsurance Agreement numbered 5;
     o a Coverage Schedule;
     o a Report Schedule;
     o an Experience Refund Schedule; and
     o an Arbitration Schedule.

     ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY
     Signed at ______________________

     By______________________________

     Title___________________________

     Date____________________________

     By______________________________

     Title___________________________

     Date____________________________

     LINCOLN NATIONAL REASSURANCE COMPANY
     Signed at Fort Wayne, Indiana

     By______________________________
              Vice President

     Date____________________________

     By______________________________
           Assistant Secretary

     Date____________________________


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

                                COVERAGE SCHEDULE
                      (Effective as of September 30, 2001)
                                       to
                               Agreement Number 5

The following terms are to be read in conjunction with the Agreement:

Effective Date:        September 30, 2001

Coverage Period and
Renewability:          12:01 a.m. on October 1, 2001, and ending on
                       September 30, 2004, subject to the termination clause below. However, at the end of each calendar quarter the Coverage Period shall be extended by three (3) months, unless thirty (30) days advance written notice is given by one party to another of non-renewal.

Treaty Year:           Starts on the Effective Date and lasts one (1)
                       calendar year. Treaty Year is renewed by one (1) calendar year at the end of each Treaty Year while the Coverage Period and Renewability is in effect.

Termination:           (1) Lincoln shall have the right to terminate this
                           Agreement in the event of change in control of Allmerica.
                       (2) Allmerica shall have the right to
                           extraordinary termination of this Agreement at the end of any calendar quarter. Allmerica must give thirty (30) days advance written notice of extraordinary termination to Lincoln. In the event of extraordinary termination by Allmerica, payments for the calendar quarter, as outlined in the Report Schedule, due from Lincoln shall be made plus payment by Allmerica to Lincoln of the absolute value of the Experience Refund Loss Carryforward plus payment by Allmerica to Lincoln of the extraordinary termination fee.

                       The extraordinary termination fee shall be equal to the value in the following extraordinary termination schedule:

                               Allmerica               Extraordinary
                          Terminates in Year          Termination Fee
                          ------------------          ---------------
                                 2001                    $300,000
                                 2002                     300,000
                                 2003                     200,000
                                 2004+                    100,000

                       The extraordinary termination fee shall be waived if Allmerica is not given reserve credit by regulators in its domiciliary state.

Policies:              All variable annuities in force at the effective
                       date. At the end of each calendar quarter, if there is not a notice of non-renewal, the date for allowing in force Policies is extended by three (3) months.

Covered Benefits:      Guaranteed Minimum Death Benefit, defined as
                       excess of death benefit over account value at time of death.

Aggregate Maximum
Reimbursement Amount:  Forty million dollars ($40,000,000) per Treaty
                       Year.

Maximum Reimbursement
Amount per Life:       One million dollars ($1,000,000).

Attachment Point:      Forty million dollars ($40,000,000) per Treaty
                       Year.

Reimbursement
Percentage:            One hundred percent (100%).

                                 REPORT SCHEDULE
                      (Effective as of September 30, 2001)
                                       to
                               Agreement Number 5

                         Submitted By___________________

                             As of_________________

                                       to

                      Lincoln National Reassurance Company

     For  the Coverage Period and Renewability from ______ to ______

     1.   Total incurred claims for Covered Benefits
     2. Reserve for claims in course of settlement, incurred but unreported claims, resisted claims, etc.
     3.   Incurred and paid claims for Covered Benefits [1 - 2]
     4.   Reinsurance recoverable from other reinsurance
     5.   Claims in excess of the Maximum Reimbursement Amount per Life
     6.   Net Retained Claims [3 - 4 - 5]
     7.   Attachment Point
     8.   Reimbursement Percentage
     9.   Excess claims (greater of zero dollars ($0) and [(6 - 7) * 8])
     10.  Aggregate Maximum Reimbursement Amount
     11. Total Reinsured Claims for Treaty Year at end of calendar quarter (lesser of 9 and 10)
     12. Total Reinsured Claims for Treaty Year at beginning of calendar quarter
     13.  Reinsured Claims due from Lincoln for calendar quarter [11 - 12]
     14.  Reinsurance premium
     15.  Risk Premium Charge
     16.  Cumulative Experience Refund at beginning of quarter
     17.  Experience Refund Loss Carryforward at beginning of quarter
     18. Cumulative Experience Refund at end of quarter (greater of zero dollars ($0) and [16 + 14 - 13 - 15 - 17])
     19. Experience Refund Loss Carryforward at end of quarter (greater of zero dollars ($0) and [- (16 + 14 - 13 - 15 - 17)])
     20. Experience Refund to Allmerica (greater of zero dollars ($0) and [18 - 16])
     21.  Net payment due Lincoln (from Lincoln if negative) [14 - 13 - 18 + 16]

                           EXPERIENCE REFUND SCHEDULE
                      (Effective as of September 30, 2001)
                                       to
                               Agreement Number 5

A. Experience Refund
          1. The Experience Refund shall be computed with respect to a Treaty Year and shall be calculated on an accrued basis each calendar quarter. The Cumulative Experience Refund shall be equal to the greater of zero dollars ($0) and the following formula amount:
               (a) Cumulative Experience Refund at end of prior calendar quarter; plus
               (b)  Reinsurance premiums paid during calendar quarter; less
               (b)  Reinsured Claims for calendar quarter; less
               (c)  Risk Premium Charge for calendar quarter.
          2. The Experience Refund due Allmerica from Lincoln shall equal the greater of zero dollars ($0) and the Cumulative Experience Refund at the end of the current calendar quarter less the Cumulative Experience Refund at the end of the prior calendar quarter.
          3. If the formula amount for the Cumulative Experience Refund is negative, a loss carryforward shall be created. The Experience Refund Loss Carryforward shall equal the absolute value of such amount. The Experience Refund Loss Carryforward shall be deducted in the calculation of the Cumulative Experience Refund at the end of the next calendar quarter.

B. Risk Premium Charge
   For each calendar quarter, the Risk Premium Charge is thirty-seven thousand five hundred dollars ($37,500) plus .25 percent (0.25%) of reserve credit taken plus reimbursement of cost, paid by Lincoln to its retrocessionaire, of letters of credit used to support reserve credit taken by Lincoln.

                              ARBITRATION SCHEDULE
                      (Effective as of September 30, 2001)
                                       to
                               Agreement Number 5

     Any controversy or claim arising out of or relating to this Agreement shall be settled by arbitration.

     There must be three (3) arbitrators who must be impartial and must be present or former officers of life insurance or life reinsurance companies other than the parties or their affiliates. Each of the parties shall appoint one (1) of the arbitrators and these two (2) arbitrators shall select the third (the "Umpire"). In the event that either party should fail to choose an arbitrator within thirty (30) days following a written request by the other party to do so, the requesting party may choose two (2) arbitrators who shall in turn choose an Umpire before entering upon arbitration. If the two (2) arbitrators fail to agree upon the selection of an Umpire within thirty (30) days following their appointment, either party may ask ARIAS-US to appoint the Umpire. However, if ARIAS-US is unable to appoint an Umpire who is impartial and who is or was an officer of a life insurance or life reinsurance company other than the parties or their affiliates, then either party may ask a court to appoint the Umpire pursuant to the Uniform Arbitration Act or any similar statute empowering the court to appoint an arbitrator, in which case the requirement that the Umpire be a present or former officer of a life insurance or life reinsurance company shall be waived.

     The arbitrators shall decide all matters by majority vote. They shall establish the procedural rules for the arbitration and allocate among the parties the expenses of the arbitration. They shall interpret this Agreement as an honorable engagement and are not bound by the strict formalities of law. They are not empowered to assess punitive damages.

     The arbitration panel shall determine all arbitration schedules and procedural rules. Organizational and other meetings shall be held in Worcester, Massachusetts, unless the panel shall select another location.

     The award agreed by the arbitrators will be final, and judgement may be entered upon it in any court having jurisdiction.



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